Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

December 13, 2001
For more information contact
Investors: Clark Thompson (425) 867-7345
Media: Karyn Beckley (425) 882-3753
http://www.spacelabs.com

Spacelabs Announces Planned Retirement in 2002
of Chairman and CEO Carl Lombardi

Company Also Retains Investment Banker Gerard Klauer Mattison
to Explore Strategic Alternatives

REDMOND, WA ... Spacelabs Medical, Inc. (Nasdaq: SLMD) announced today that its Chairman, President and Chief Executive Officer, Carl A. Lombardi, plans to retire in 2002 after 35 years of service to the Company. At the request of the Board of Directors, Mr. Lombardi has agreed to assist the Board’s Strategic Planning Committee in the recruitment of his successor and to facilitate the transition. Mr. Lombardi will retain his current responsibilities until his retirement, currently anticipated in May 2002.

In commenting on the planned retirement, Dr. Phil Nudelman, a member of the Strategic Planning Committee stated, “We are very grateful to Carl for his dedication during his 35 years with the Company. Carl’s leadership, vision and innovative thinking have helped shape Spacelabs as it grew from a very small company to an industry leader in healthcare technology.”

Mr. Lombardi commented, “Working at Spacelabs has been a very gratifying career, and I will miss the employees I have had the privilege of working with over the years. We have gone through many different phases as the Company grew and changed with the needs of the healthcare marketplace. I feel very positive about the timing of this transition as I believe the Company is well positioned to capitalize on the investments we have made and to grow and prosper in today’s competitive environment.”

The Company also announced that it has retained the investment banking firm Gerard Klauer Mattison (GKM) to explore strategic alternatives to maximize shareholder value. GKM was selected for reasons that include their expertise in health care and their commitment and focus on Spacelabs’ strategic initiatives. Mr. Lombardi stated, “We are pleased to be working with GKM, which has a high degree of familiarity and experience with Spacelabs. We believe that GKM can

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make a major contribution in this endeavor.” The Strategic Planning Committee of the Spacelabs’ Board of Directors will also oversee GKM’s activities.

About Spacelabs Medical

Spacelabs Medical is a leading provider of integrated medical information systems and instrumentation with a strategic focus on wireless, telemedicine and Internet solutions for healthcare.

About Gerard Klauer Mattison

Gerard Klauer Mattison is an institutional research and investment banking firm, with a principal focus on the healthcare, technology, media/entertainment and consumer industries. Founded in 1989, GKM remains privately held. The firm is headquartered in New York City, with offices in Boston, Chicago, Los Angeles, San Francisco and Tel Aviv. Gerard Klauer Mattison & Company is a member of the New York Stock Exchange, the NASD and SIPC.

Statements in this release not based on historical facts may constitute forward looking statements subject to uncertainty and risk including, but not limited to, the date of Mr. Lombardi’s retirement, and the risk that the identification or consummation of any particular transaction is not assured.

© Spacelabs Medical, Inc. 2001

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